Exhibit 99.1

PRESS RELEASE	For Immediate Release
December 9, 2014	Contact:
Media Relations
631-240-8800
Applied DNA Sciences

Applied DNA Sciences Elects

Joseph Ceccoli to Board of Directors

STONY BROOK, NY, December 8, 2014. Applied DNA Sciences, Inc. (NASDAQ:APDN), (Twitter: @APDN), a provider of DNA-based anti-counterfeiting technology and product authentication solutions, has elected Joseph Ceccoli, Founder, President and CEO of Biocogent, LLC, as a member of the company's Board of Directors. Biocogent is a bioscience company, focused on the invention, development and commercialization of skin-active molecules and treatment, and consumer products sold globally in 15 countries.

Prior to founding Biocogent, Joe was Global Director of Operations for BASF Corporation, the world's largest global chemical company, where he was responsible for the integration, operations and growth of domestic and overseas business units.  Earlier, Joe was a General Manager for Engelhard Corporation, a US-based Fortune 500 company.

These senior positions followed a successful 19-year career as entrepreneur and Chief Operating Officer of the Long Island-based Collaborative Group. Beginning as a start up in 1986, Collaborative developed into an employer of nearly 300 professionals and skilled workers at its research and manufacturing centers.

Joe holds a Bachelor of Science degree in Biotechnology from the Rochester Institute of Technology and has received advanced professional training in various pharmaceutical sciences, emulsion chemistry, engineering and management disciplines. He is a member of numerous professional organizations.

Joe lives on Long Island with his wife Stephanie and two sons.

"Joe's professional career has always been focused on the growth of businesses and job creation on Long Island," commented Dr. James A. Hayward, CEO and President, Applied DNA Sciences.  "He is a pioneer in helping transform small, growing companies into significant enterprises. Joe's extensive operational experience will be helpful as the business continues to expand. Add to this a strong science resume; we are confident he will further strengthen our Board's breadth of talent and background. I know he will make an important and positive impact on the company."

Ceccoli stated, "I am delighted to have the opportunity to join the Applied DNA Sciences Board of Directors. The company's strategic vision and unique deployment of science to the ever-demanding world-wide need for security and authentication solutions makes it a global leader.  I look forward to participating and working with the Board to further the company's strategic and operational goals."

About Applied DNA Sciences

APDN is a provider of botanical-DNA based security and authentication solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. SigNature® DNA describes the uncopyable marker that is at the heart of all of our security and authentication solutions. SigNature DNA is at the core of a family of products such as DNAnet®, our anti-theft product, SigNature® T, targeted toward textiles, and digitalDNA®, providing powerful track and trace. All provide a forensic chain of evidence and can be used to prosecute perpetrators.

The statements made by APDN may be forward-looking in nature. Forward-looking statements describe APDN's future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN's SEC reports and filings, including our Annual Report on Form 10-K filed on December 20, 2013 (amended on May 1, 2014) and our subsequent quarterly reports on Form 10-Q/A (for the quarterly period ended December 31, 2013) and Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

media contact Mitchell Miller, 631-240-8818 mitchell.miller@adnas.com investor contact Debbie Bailey, 631-240-8817 debbie.bailey@adnas,com web www.adnas.com twitter @APDN, @APDNInvestor.